Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

General

The following description of the capital stock of ContextLogic Holdings Inc. (“us”, “our,” “we”, or the “Company”) is a summary. Our common stock is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have adopted a second amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this Exhibit 4.1, you should refer to our Certificate of Incorporation, Bylaws, and amended and restated investors’ rights agreement, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and to the applicable provisions of Delaware law.

In August 2025, in connection with the reorganization whereby ContextLogic Inc. became a wholly owned subsidiary of the Company (the “Reorganization”), all of the issued and outstanding shares of ContextLogic Inc. Class A Common Stock (“CLI Class A Common Stock”) were exchanged on a one-for-one basis into shares of common stock of ContextLogic, par value $0.0001 per share (“ContextLogic common stock”), and each option to purchase shares of CLI Class A Common Stock was assumed by us and became exercisable for an equivalent number of shares of ContextLogic common stock, each restricted stock unit to be settled in CLI Class A Common Stock was assumed by us and remains subject to the same terms and conditions as were applicable to such restricted stock unit award, but was converted into an award with respect to the same number of shares of ContextLogic common stock, and each share of ContextLogic common stock is subject to certain transfer restrictions that prohibit transfers having the effect of increasing the ownership of ContextLogic stock by (i) any person from less than 4.9% to 4.9% or more or (ii) any person owning or deemed to own 4.9% or more of ContextLogic stock. All further references herein to common stock shall mean the ContextLogic common stock.

Pursuant to the Certificate of Incorporation, the Company has undergone various corporate governance changes as previously disclosed in the Company’s filings, which include:

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the board of directors of the Company (the “Board”) became classified into three classes of directors with staggered three-year terms;
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directors will be able to be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the ContextLogic common stock; and
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stockholders will only be able to take action at a meeting of stockholders and not by written consent.

Summary of Capital Stock

Our authorized capital stock consists of 3,000,000,000 shares, all with a par value of $0.0001 per share, of which:

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26,313,619 shares issued and outstanding; and
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100,000,000 shares designated as preferred stock of which no shares are issued or outstanding.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of ContextLogic common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board may determine. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Voting Rights

The holders of ContextLogic common stock are entitled to one vote per share. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting power of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

No Preemptive or Similar Rights

Holders of ContextLogic common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to ContextLogic common stock. The rights, preferences and privileges of holders of ContextLogic common stock may be subject to the terms of any series of preferred stock that may be issued in the future.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of ContextLogic common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Transfer Restrictions

We have adopted provisions to restrict direct and indirect transfers of ContextLogic stock if such transfers will affect the percentage of stock that is treated as owned by a 5% stockholder, as defined in Section 382 of the Tax Code. These transfer restrictions are included in the Certificate of Incorporation and made applicable to all shares of ContextLogic stock issued after the inclusion of the transfer restrictions in the Certificate of Incorporation, including all of the shares of ContextLogic common stock. We believe the transfer restrictions are binding with respect to all shares of ContextLogic common stock issued in the Reorganization and afterwards.

The transfer restrictions generally will restrict any direct or indirect transfer (such as transfers of ContextLogic stock that result from the transfer of interests in other entities that own ContextLogic stock) if the effect would be to:

1.
increase the direct or indirect ownership of ContextLogic stock by any person (or public group) from less than 4.9% to 4.9% or more of our stock; or
2.
increase the percentage of ContextLogic stock owned directly or indirectly by any person (or public group) owning or deemed to own 4.9% or more of our stock.

Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of ContextLogic stock would exceed the 4.9% thresholds discussed above.

On March 3, 2026, the Board approved an amendment to the waiver of transfer restrictions in the Certificate of Incorporation that was previously granted to the Abrams Investors (as defined herein) and disclosed in our registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on January 20, 2026. Pursuant to this amendment, the Abrams Investors and their respective affiliates may collectively acquire, issue, hold and transfer ContextLogic common stock, including shares acquired after completion of the acquisition of US Salt Holdings, LLC and its subsidiaries, so long as, immediately following any such acquisition by the Abrams Investors or any of their respective affiliates, their aggregate ownership of ContextLogic common stock (including any outstanding vested restricted stock units issued by the Company) does not exceed forty-five percent (45%) of the aggregate then-outstanding ContextLogic common stock (including any then-outstanding vested restricted stock units issued by the Company).

Preferred Stock

No shares of preferred stock are outstanding, but we are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of ContextLogic common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

Certain holders possess registration rights pursuant to the terms of our registration rights agreement, dated February 26, 2026 (the “Registration Rights Agreement”), which terms are described in additional detail below.

Demand Registration Rights

[Pursuant to the Registration Rights Agreement, each signatory to the Registration Rights Agreement listed as a Lead Investor (a “Lead Investor”) shall have the right to make a written request to the Company for registration under the Securities Act of 1933 as amended (the “Securities Act”) of the offer and sale to the public of any Registrable Securities (as defined below) pursuant to a Registration Statement (such registration, a “Demand Registration,” and such request, a “Demand Registration Request”) of all or part of the Registrable Securities held by such Lead Investor which would reasonably be expected to result in gross proceeds of at least $15,000,000, and the Company will agree to file a Registration Statement with the SEC within thirty (30) days of receipt of the Demand Registration Request (or, if such 30-day period falls in a Company Blackout Period (as defined below), within five (5) Business Days (as defined below) from the end of such Company Blackout Period) and use its reasonable best efforts to cause such Registration Statement to be promptly declared effective under the Securities Act. No more than two (2) Business Days after receiving a Demand Registration Request, the Company shall deliver a written notice (a “Demand Notice”) of such Demand Registration Request to all the Lead Investors and each signatory to the Registration Rights Agreement listed as other investors who then hold Registrable Securities under the Registration Rights Agreement (collectively, the “Holders”), offering them the opportunity to include their Registrable Securities in the Demand Registration. Subject to Section 3.1.7 of the Registration Rights Agreement, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered. The Company shall use its reasonable best efforts to cause the Demand Registration Statement to become effective and remain effective for not less than one hundred eighty (180) days, subject to certain conditions in the Registration Rights Agreement.]

Shelf Registration Rights

Additionally, pursuant to the Registration Rights Agreement, upon the written request of any of the Lead Investors (such request, a “Shelf Registration Request”), the Company will be required to promptly file a shelf Registration Statement (as defined below) with the SEC pursuant to Rule 415 under the Securities Act relating to the offer and sale of Registrable Securities by any Holders thereof and shall use reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act (such registration pursuant to a Shelf Registration Request, a “Shelf Registration”). No more than two (2) Business Days after receiving a Shelf Registration Request, the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which shall specify, if applicable, the amount of Registrable Securities to be registered and shall offer each such Holder the opportunity to include their Registrable Securities in the Shelf Registration. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus (as defined below) forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (a) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (b) the date as of which no Holder holds Registrable Securities.

Shelf Takedown

At any time the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, any of the Lead Investors may make a written request (a “Shelf Takedown Request”) to the Company to effect a Public Offering (as defined below), including an Underwritten Shelf Takedown (as defined in the Registration Rights Agreement), of all or a portion of such Holder’s Registrable Securities that may be registered. No more than two (2) Business Days after receiving a Shelf Takedown Request (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential

Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three

(3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered.

Piggyback Registration Rights

If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering (as defined below) with respect to any offering of its equity securities subject to certain exceptions, then, no less than ten (10) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date, the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.3.2 of the Registration Rights Agreement, the Company shall include in such Registration Statement or Public Offering all such Registrable Securities that are requested to be included therein within five (5) Business Days after the receipt by such Holder of any such notice, subject to certain exceptions as discussed in more detail in the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as an exhibit to our Current Report on Form 8-K dated February 26, 2026, and is incorporated by reference herein.

For purposes of the foregoing description of the Registration Rights Agreement and as defined in the Registration Rights Agreement:

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“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
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“Company Blackout Period” means the period starting two weeks prior to the end of any fiscal quarter and ending on the second (2nd) Business Day after earnings are publicly reported for such period.
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“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.
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“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.
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“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).
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“Registrable Securities” means (i) all shares of ContextLogic common stock, (ii) all shares of ContextLogic common stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security of any Person (as defined in the Registration Rights Agreement) that is not then subject to vesting or forfeiture to ContextLogic and (iii) all shares of ContextLogic common stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, in any such case under clauses (i), (ii) or (iii) above, whether owned on the date hereof or hereafter acquired; provided, however, that shares of ContextLogic common stock that are then subject to forfeiture to ContextLogic shall not be deemed “Registrable Securities” for purposes of Section 3.1, 3.2.4 or 3.3 of the Registration Rights Agreement. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) such securities shall have been Transferred (as defined in the Registration Rights Agreement) pursuant to Rule 144, (y) such Holder is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), or (z) such securities shall have ceased to be outstanding.
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“Registration Statement” means any registration statement of ContextLogic filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8, or any successor form to either of the foregoing.

Voting Agreement

Each of Abrams Capital Partners I, L.P., a Delaware limited partnership (“ACP I”), Abrams Capital Partners II, L.P., a Delaware limited partnership (“ACP II”), Riva Capital Partners V, L.P., a Delaware limited partnership (“Riva V”), and Riva Capital Partners VI, L.P., a Delaware limited partnership (“Riva VI”, and together with ACP I, ACP II and Riva V, collectively, the “Abrams Investors”), and BCP Special Opportunities Fund III Originations LP, a Delaware limited partnership (“BCP” and together with the Abrams Investors, the “Voting Entities”), entered into a voting agreement (the “Voting Agreement”).

Pursuant to the Voting Agreement, each of the Voting Entities agreed, among other matters, to vote their shares of Company common stock, par value $0.0001 per share (“ContextLogic common stock”): (a) to cause the Board of to be comprised of seven (7) directors at all times; (b) for the election of two (2) individuals designated by the Abrams Investors to serve as directors on the Board, subject to certain conditions (the “Abrams Nominees”); (c) for the election of two (2) individuals designated by BCP to serve as directors on the Board (the “BCP Nominees”), subject to certain conditions; (d) for the election of any three (3) individuals, as each party may determine in its respective sole discretion, who qualify as independent directors to serve as directors on the Board; and (e) against any action, proposal, transaction or agreement that would or would reasonably be expected to result in the removal of any Abrams Nominee from the Board without the prior written consent of the Abrams Investors or any BCP Nominee from the Board without the prior written consent of BCP.

The foregoing description of the Voting Agreement is intended as a summary only and is qualified in its entirety by reference to the Voting Agreement, which is filed as an exhibit to our Current Report on Form 8-K dated February 26, 2026, and is incorporated by reference herein.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

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the transaction is approved by the Board prior to the time that the interested stockholder became an interested stockholder; or
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subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

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Supermajority Approvals. Our Certificate of Incorporation and Bylaws provide that certain amendments to our Certificate of Incorporation and Bylaws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of common stock. This will have the effect of making it more difficult to amend our Certificate of Incorporation and Bylaws to remove or modify certain provisions.

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Board of Directors Vacancies. Our Certificate of Incorporation and Bylaws authorize only our Board to fill vacant directorships. In addition, the number of directors constituting our Board is set only by resolution adopted by a majority vote of our entire Board. These provisions restricting the filling of vacancies will prevent a stockholder from increasing the size of our Board and gaining control of our Board by filling the resulting vacancies with its own nominees.

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Classified Board. Our Board is classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our Board, and the prospect of that delay might deter a potential offeror.

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Stockholder Action; Special Meeting of Stockholders. Our stockholder are unable to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders are not be permitted to cumulate their votes for the election of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

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Issuance of Undesignated Preferred Stock. Our Board will have the authority, without further action by the holders of common stock, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock will enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws, any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Our Certificate of Incorporation also provides that the U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These choice of forum provisions do not apply to actions brought to enforce a duty or liability created by the Exchange Act. We intend for the choice of forum provision regarding claims arising under the Securities Act to apply despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for ContextLogic common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, Floor 23, New York, NY 10005.